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                                                                 Exhibit 99(b)

                              Gulf States Utilities Company
                  Computation of Ratios of Earnings to Fixed Charges and
            Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                                         Twelve Months Ended
                                                                                            December 31,                    June 30,
                                                                            1990      1991      1992      1993      1994      1995
Fixed charges, as defined:
  Interest on mortgage bonds                                              $218,462  $201,335  $197,218  $172,494  $167,082  $166,105
  Interest on notes payable                                                 24,295     8,446     -         -           763     1,013
  Interest on long-term debt - other                                        12,668    19,507    21,155    19,440    19,440    19,440
  Other interest                                                            18,380    29,169    26,564    10,561     7,957     4,564
  Amortization of expense and premium on debt-net(cr)                        2,192     1,999     3,479     8,104     8,892     8,746
  Interest applicable to rentals                                            23,761    24,049    23,759    23,455    21,539    18,992
                                                                          ----------------------------------------------------------

Total fixed charges, as defined                                            299,758   284,505   272,175   234,054   225,673   218,860

Preferred dividends, as defined (a)                                        104,484    90,146    69,617    65,299    52,210    51,166
                                                                          ----------------------------------------------------------

Combined fixed charges and preferred dividends, as defined                $404,242  $374,651  $341,792  $299,353  $277,883  $270,026
                                                                          ==========================================================

Earnings as defined:

Income (loss) from continuing operations before extraordinary items and
  the cumulative effect of accounting changes                            ($36,399) $112,391  $139,413   $69,462  ($82,755) ($79,894)
  Add:
    Income Taxes                                                          (24,216)   48,250    55,860    58,016   (62,086)  (56,719)
    Fixed charges as above                                                299,758   284,505   272,175   234,054   225,673   218,860
                                                                         ----------------------------------------------------------
Total earnings, as defined                                               $239,143  $445,146  $467,448  $361,532   $80,832   $82,247
                                                                         ==========================================================

Ratio of earnings to fixed charges, as defined                               0.80      1.56      1.72      1.54      0.36      0.38
                                                                         ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                             0.59      1.19      1.37      1.21      0.29      0.30
                                                                         ==========================================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the year ended December 31, 1994 and 1990, for GSU were not adequate to cover fixed charges by $144.8 million and $60.6 million, respectively. Earnings for the years ended December 31, 1994 and 1990, for GSU were not adequate to cover fixed charges and preferred dividends
    by $197.1 million and $165.1 million, respectively.    Earnings for the
    twelve months ended June 30, 1995 for GSU were not adequate to cover fixed charges by $136.6 million. Earnings for the twelve months ended June 30, 1995 for GSU were not adequate to cover fixed charges and preferred dividends by $187.8 million.

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